CHINACAST COMMUNICATION HOLDINGS LIMITED

XIE JIQING

(谢基庆)

EAST ACHIEVE LIMITED

SHANGHAI XIJIU INFORMATION AND TECHNOLOGY CO., LTD.

(上海西就信息技术有限公司)

CHINA LIANHE BIOTECHNOLOGY CO., LTD.

(中国联合生物技术有限公司)

AND

LIJIANG COLLEGE OF GUANGXI NORMAL UNIVERSITY

(广西师范大学漓江学院)

SHARE TRANSFER AGREEMENT

Dated: September 28, 2009

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made on September 28, 2009 (the “Effective Date”) in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by and among:

(1)
ChinaCast Communication Holdings Limited, a limited liability company incorporated under the laws of Bermuda, with its registered address at Canon’s Court, 22 Victoria Street, Hamilton HM12 Bermuda, (the “Purchaser”);

(2)
Xie Jiqing (谢基庆), an individual holding the PRC identity card numbered XXXXX, of 16 South Alley, East Road Wangkang Village, Zhangwan Town, Jiaocheng District, Ningde, Fujian (福建省宁德市蕉城区漳湾镇王坑村东路南弄16号), (the “Existing Shareholder”);

(3)
East Achieve Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, (the “Company”);

(4)
Shanghai Xijiu Information Technology Co., Ltd. (上海西就信息技术有限公司), a wholly foreign-owned enterprise incorporated under the laws of the PRC, with its registered address at Suite 716-L, 710 Siping Road, Hongkou District, Shanghai (上海市虹口区四平路710号716-L室), its legal representative being Song Hongtao (宋洪涛) (the PRC identity card numbered XXXXX), (“Xijiu”);

(5)
China Lianhe Biotechnology Co., Ltd. (中国联合生物技术有限公司), a limited liability company incorporated under the laws of the PRC, with its registered address at 1/F Main Factory Building, Xinpeng Biological Park, Langshan 2nd Road, Nanshan District, Shenzhen (深圳市南山区郎山二路新鹏生物园主厂房一楼), its legal representative being Ai Luming (艾路明) (the PRC identity card numbered XXXXX), (“Lianhe”);

(6)
Lijiang College of Guangxi Normal University (广西师范大学漓江学院), an institutional legal person incorporated under the laws of the PRC, with its registered address at 3 Yanzhong Road, Yanshan Town, Yanshan District, Guilin, Guangxi (广西桂林市雁山区雁山镇雁中路3号), its legal representative being Du Wentao (杜文涛) (the PRC identity card numbered XXXXX), (the “College”).

The Purchaser, the Existing Shareholder, the Company, Xijiu, Lianhe and the College are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

A.           The Company has a total of 50,000 authorized shares with par value US$1.00 per share, of which 2 shares are issued and outstanding.  The Existing Shareholder is the legal and beneficial owner of all issued and outstanding shares of the Company, representing one hundred percent (100%) of all issued and outstanding shares of the Company prior to the Closing (as defined below) (the “Purchased Shares”);

B.           The Existing Shareholder desires to sell, and the Purchaser desires to purchase, all the Purchased Shares under the terms and conditions hereof;

C.           The Company owns hundred percent (100%) equity interest in the Xijiu, which in turn owns hundred percent (100%) equity interest in Lianhe (on a fully diluted basis), free and clear of any Encumbrance (as defined below);

D.           The College is jointly sponsored by Lianhe and Guangxi Normal University. Lianhe contributed RMB18,580,000, representing 100% of the operation capital of the College; and

E.           The College shall be engaged in the business of full-time regular higher education, and such other business activities as set out in its Institutional Legal Person Certificate (the “College Principal Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           DEFINITIONS

1.1           Definitions.  Unless otherwise defined in this Agreement, capitalized terms used in the English version of this Agreement and terms in bold font used in the Chinese version of this Agreement shall have the following meanings:

“Action”	has the meaning set out in Section 10 of EXHIBIT D.
“Affiliate”
with respect to a specified Person means (a) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted) or any trust formed and maintained solely for the benefit of such Person, such Person’s spouse and/or such lineal descendants, and (b) in the case of any Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement”	has the meaning set out in the Preamble.
“Applicable Laws” or “Applicable Law”
means, with respect to any Person, relevant provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, government approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or interpretation and administration of any of the foregoing by, any Governmental Authority, whether in effect as at the date hereof or thereafter and in each case as amended or re-enacted, applicable to such Person or any of its assets or undertakings.

“Arbitration Notice”	has the meaning set out in Section 11.4(b).
“Associate”
means with respect to any Person, (a) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Business Day”	any day (excluding Saturdays, Sundays and public holidays in Hong Kong, New York or the PRC) on which banks generally are open for business in Hong Kong, New York and the PRC.
“Centre”	has the meaning set out in Section 11.4(c).
“Closing”	has the meaning set out in Section 4.1.
“Closing Date”	has the meaning set out in Section 4.1.
“Company”	has the meaning set out in the Preamble.
“Confidential Information”	has the meaning set out in Section 9.
“Constitutional Documents”
means, with respect to any Person, the certificate of incorporation, memorandum of association, articles of association, joint venture agreement, shareholders agreement, or similar constitutive documents for such Person.

“Contract”	means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, permit, or binding understanding, whether or not in writing.
“Control”
(including the correlative meanings of the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, direct or indirect possession of the power to direct or cause the direction of the management or policies (with respect to operational or financial control or otherwise) of such Person, whether through the ownership of securities, by contract or otherwise.

“Covenantor” and “Covenantors”	have the respective meaning set out in Section 5.1.

“Disclosure Schedule”	has the meaning set out in Section 5.1.
“Dispute”	has the meaning set out in Section 11.4(a).
“Effective Date”	has the meaning set out in the Preamble.
“Encumbrance”
means (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, security interest, or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; (d) any adverse claim as to title, possession, or use, and includes any agreement or arrange for any of the same.

“Existing Shareholder”	has the meaning set out in the Preamble.
“Financial Statements”	has the meaning set out in Section 6(a) of EXHIBIT D.
“Governmental Official”	has the meaning set out in Section 11(d) of EXHIBIT D.
“Governmental Authority”
means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Group Company Contracts”	has the meaning set out in Section 12 of EXHIBIT D.
“Group Companies”	means the Company, Xijiu, Lianhe, the College and all other direct or indirect, current or future Subsidiaries of the foregoing, and the “Group Company” means any of the Group Companies.
“Hong Kong”	has the meaning set out in the Preamble.
“HK Dollar” or “HK$”	means the lawful currency of Hong Kong.
“knowledge”
means, with respect to a Person’s “knowledge,” the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business Person would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person and its Affiliates.

“Lianhe”	has the meaning set out in the Preamble.
“College”	has the meaning set out in the Preamble.
“College Principal Business”	has the meaning set out in the Preamble.
“Losses”
means all direct or indirect losses, liabilities, damages, deficiencies, diminution in value, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.

“Material Adverse Effect”
means a material adverse effect on the condition (financial or otherwise), assets relating to, or results or prospects of operation of or business (as presently conducted and proposed to be conducted) of the Person(s) specified.

“Party” and “Parties”	have the respective meanings set out in the Preamble.
“Person”
shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture (including a sino-foreign equity joint venture or sino-foreign cooperative join venture), an unincorporated organization and a Governmental Authority.

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
“PRC GAAP”	means the generally accepted accounting principles of the PRC.
“Preamble”	means the preamble of this Agreement.
“Proprietary Assets”
means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing.

“Purchaser”	has the meaning set out in the Preamble.
“Purchased Price”	has the meaning set out in Section 2.1.
“Purchased Shares”	has the meaning set out in the Recitals.
“Recitals”	means the recitals of this Agreement.
“Registered Intellectual Property”
means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Restructuring”
means (1) Lianhe has obtained the approval issued by the China Securities Regulatory Commission (“CSRC”) regarding the transfer of the 11.1% equity interest in Tianfeng Securities Co., Ltd. (天风证券有限责任公司) (the “Tianfeng Equity”) held by Lianhe to Wuhan Humanwell Hi-Tech Industry Co., Ltd. (武汉人福高科技产业股份有限公司, “Wuhan Humanwell”), and the transfer registration has been made with competent administration authority for industry and commerce; and (2) Wuhan Hengjiantong Technology Co., Ltd. (武汉恒健通科技有限责任公司) and Wuhan Humanwell sell 100% equity interest in Lianhe to Xijiu.

“RMB”	means the lawful currency of the PRC.
“Restated Articles”	means the Amended and Restated Memorandum and Articles of Association of the Company adopted on or prior to the Closing, attached hereto as EXHIBIT A.
“SAFE”	has the meaning set out in Section 3.1.
“SAFE Circular”	has the meaning set out in Section 11(c) of EXHIBIT FD.
“Securities Act”	has the meaning set out in Section 5(b) of EXHIBIT D.
“Subsidiary”	means, with respect to any given Person, any other Person that is not a natural person and that is Controlled by such given Person.
“Transaction Agreements”	has the meaning set out in Section 4 of EXHIBIT D.
“US GAAP”	means the generally accepted accounting principles of the United States of America.
“US Dollar” or “US$”	means the lawful currency of the United States of America.
“Xijiu”	has the meaning set out in the Preamble.

1.2           Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided, (a) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (e) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (g) “include”, “includes”, “including”, and other words of similar import are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, (h) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (i) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (j) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.  This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

2.           AGREEMENT TO PURCHASE AND SELL SHARES

2.1           Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, the Existing Shareholder, as the sole registered holder and beneficial owner of all the Purchased Shares, hereby agrees to sell to the Purchaser, and the Purchaser hereby agree to purchase from the Existing Shareholder, on the Closing Date, all the Purchased Shares, free from any Encumbrance and together with all rights and advantages attached or accruing to them on and after the Effective Date.  Immediately after the Closing contemplated under this Agreement, the Purchaser shall own all issued shares of the Company.

3.           CONSIDERATION AND PAYMENT SCHEDULE

3.1           Consideration.  The total purchase price paid by Purchaser for the purchase of all the Purchased Shares is RMB365,000,000 or the equivalent US Dollars or HK Dollars (the “Purchase Price”), which shall be the net value to be paid by the Purchaser to the Existing Shareholder.  For the purpose of this Agreement, the foreign exchange rate for RMB against US Dollar or HK Dollar shall be the central parity of foreign exchange rate for RMB against US Dollar or HK Dollar published by the State Administration of Foreign Exchange of the PRC (the “SAFE”) at its official website www.safe.gov.cn at the respective date of payment.

3.2           Payment Schedule.

(1)	The First Payment: Within ten (10) Business Days after the Effective Date, the Purchaser shall pay RMB100,000,000 or equivalent US Dollars or HK Dollars to the Existing Shareholder;

(2)
The Second Payment:  Subject to the satisfaction or waiver of all conditions specified in Section 7 hereof, the Purchaser shall pay RMB195,000,000 or equivalent US Dollars or HK Dollars to the Existing Shareholder;

(3)
The Third Payment:  Within thirty (30) days commencing on August 31, 2010 and subject to the satisfaction of the conditions specified in Section 7 of EXHIBIT F before August 31, 2010 , the Purchaser shall pay RMB70,000,000 or equivalent US Dollars or HK Dollars to the Existing Shareholder;

3.3           Adjustment to the Consideration.  The Existing Shareholder shall guarantee that the PRC GAAP tax-based net profit of the College for the 2009 academic year (i.e. from September 1, 2009 to August 31, 2010) (the “2009 Net Profit”)shall not be less than RMB55,000,000.  In case of any short fall, the Purchaser is entitled to deduct the amount calculated based on the following formula from the Third Payment.

“Deduction Amount=(RMB55,000,000-2009 Net Profit) ×6.6”

(Currency Unit: RMB)

4.           CLOSINGS; DELIVERIES

4.1           Closing. The purchase and sale of the Purchased Shares  shall take place remotely via the exchange of documents and signatures (the “Closing”) on the date of the satisfaction or waiver of all the conditions set forth in Section 7 hereto, or at such other time and date as may be mutually agreed upon by the Existing Shareholder and the Purchaser (the “Closing Date”).

4.2           Closing Deliveries.  At the Closing:

(a)            The Parties to the Transaction Agreements shall exchange duly executed signature pages to the Transaction Agreements remotely via facsimile, or by such other methods as mutually agreed by the Parties thereto;

(b)            The Company and the Existing Shareholder shall (i) deliver to the Purchaser duly executed transfer instruments (including instruments of transfer) by the Existing Shareholder in respect of the Purchased Shares purchased by such Purchaser in favor of the Purchaser or its nominees together with the original relevant share certificate(s), (ii) deliver to the Purchaser, free and clear of any Encumbrance, a new share certificate registered in its name or the name(s) of its nominee(s) as directed by the Purchaser, evidencing the number of Purchased Shares purchased by the Purchaser; (iii) enter the Purchaser in the register of members of the Company as a holder of the Purchased Shares purchased by the Purchaser, free and clear of any Encumbrance, evidencing the Purchaser’s Purchased Shares as having been duly transferred, (iv) deliver to the Purchaser a certified true copy of the register of members of the Company reflecting the transfer of the Purchased Shares purchased by the Purchaser, and (v) deliver to the Purchaser all other items required at the Closing under Section 7.1.

4.3           Ownership.  Upon the Closing, the Purchaser shall become exclusively entitled to the sole beneficial ownership of the Purchased Shares purchased by it.

5.           REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of Group Companies and Existing Shareholder.  The Group Companies, the Existing Shareholder (each, the “Covenantor” and collectively, the “Covenantors”), jointly and severally, hereby represent and warrant to the Purchaser, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as EXHIBIT C (which Disclosure Schedule shall be deemed to modify the representations and warranties set forth in this Agreement) and as limited in EXHIBIT D, that the representations and warranties set forth in EXHIBIT D are true as of the Effective Date and will be true as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case, such representations and warranties shall be true as of such date).

5.2           Representations and Warranties of Purchaser.  The Purchaser hereby, represents and warrants to the Company that the representations and warranties set forth in EXHIBIT E are true as of the Effective Date and will be true as of the Closing Date.

6.           COVENANTS OF COVENANTORS

The Covenantors jointly and severally covenant to the Purchaser as set forth in EXHIBIT F.

7.           CLOSING CONDITIONS

7.1           Conditions to Purchaser’ Obligations at Closing.  The obligation of the Purchaser to purchase the Purchased Shares at the Closing is subject to the fulfillment on or prior to the Closing, to the satisfaction of the Purchaser, or waiver by the Purchaser, of the conditions as set forth in EXHIBIT G.

7.2           Conditions to Existing Shareholder’s Obligations at Closing.  The obligation of the Existing Shareholder to sell the Purchased Shares at the Closing is subject to the fulfillment or waiver by the Existing Shareholder of the conditions as set forth in EXHIBIT H.

8.           INDEMNIFICATION

The Covenantors shall, jointly and severally, indemnify, defend and hold harmless the Purchaser and their respective Affiliates, together with the employees, officers, directors, managing directors and partners of the foregoing, from and against any and all Losses, directly or indirectly, arising out of, relating to, connected with or incidental to any breach of any representation, warranty, covenant or agreement made by any of the Covenantors in this Agreement or in any Transaction Agreements.  The Covenantors shall indemnify the Purchaser to guatantee the Purchaser shall not be liable for any Losses, liabilities, obligations, responsibilities or debts, whether contractual or otherwise, or any taxes or any other undertakings of any of the Group Companies incurred from or arose out of or as a result of events which happened before the Closing.  In the event that the Purchaser and their respective Affiliates, together with the employees, officers, directors, managing directors and partners of the foregoing, incur any Losses, directly or indirectly, arising out of, relating to, connected with or incidental to any breach of any representation, warranty, covenant or agreement made by any of the Covenantors in this Agreement or in any Transaction Agreements, the Purchaser is entitle to deduct the amount equivalent to such Losses from the unpaid Purchase Price.  The agreements in this Section 8 shall survive any termination of this Agreement.

9.           CONFIDENTIALITY AND NON-DISCLOSURE

9.1           Confidentiality.  From the Effective Date, each Party shall, and shall cause any Person who is Controlled by such Party to, keep confidential the terms, conditions, and existence of this Agreement and the Transaction Agreements and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Existing Shareholder and the Purchaser shall mutually agree otherwise; provided, that any Party hereto may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by Applicable Law or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by Applicable Law, provide the other Parties with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, (c) in the case of the Purchaser, its auditors, counsel, directors, officers, employees, shareholders, partners or investors for the purposes of purchase reporting or inter-purchase reporting so long as the Purchaser advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (d) to its current or bona fide prospective Purchaser, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof.  For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 9, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party.

9.2           Press Releases. The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement, other Transaction Agreements and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the Existing Shareholder’s and the Purchaser’ prior written consent.

10.           TERMINATION

10.1           Termination of Agreement.  Subject to other provisions herein, this Agreement and the transactions contemplated by this Agreement shall terminate (a) unless otherwise agreed by the Existing Shareholder and the Purchaser in writing, upon the expiration of one (1) month following the Effective Date , if all closing conditions set out in Section 7.1 are not either fulfilled or waived in writing by the Purchaser, and all closing conditions set out in Section 7.2 are not either fulfilled or waived in writing by the Existing Shareholder on or prior to one (1) month following the Effective Date; or (b) upon the mutual consent in writing of the Existing Shareholder and the Purchaser.  Within five (5) days after the termination of this Agreement, the Existing Shareholder shall return the Purchase Price having been paid by the Purchaser to the Purchaser in a lump sum.

10.2           Effect of Termination.  If this Agreement is terminated pursuant to the provisions of Section 10.1 above, then this Agreement shall become void and have no further effect; provided, that no Party shall be relieved of any liability of any nature for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

10.3           Survival.  Notwithstanding any provision to the contrary, the provisions of Section 8 (Indemnification), Section 9 (Confidentiality and Non-Disclosure), this Section 10 (Termination), and Section 11.4 (Dispute Resolution) shall survive any expiration or termination of this Agreement.

11.           MISCELLANEOUS

11.1           Effectiveness; Binding Effect; Assignment.  This Agreement shall take effect upon execution by the Parties.  This Agreement shall be binding on and shall inure to the benefit of the successors, heirs, executors and administrators and assignees of the Parties hereto but shall not be capable of being assigned by any Covenantor without the prior consent in writing of the Purchaser.  This Agreement and the rights and obligations herein may be assigned and transferred by the Purchaser to any Person who has executed a deed of adherence, agreeing to be bound by this Agreement, at the Purchaser’s option.

11.2           Expenses.  All expenses and taxes incurred in connection with the transactions contemplated under this Agreement will be borne by the Party incurring such expenses and taxes.  All costs and expenses in connection with the negotiation, preparation, execution of this Agreement and obtaining the required approval, including the costs and expenses for its own legal counsel, accountant, translator and other professionals, shall be borne by the Party incurring the same.  If the Purchaser is held to have the obligations of withholding under the PRC laws, the Purchase is entitled to be indemnified for all the taxes and expenses having been paid by the Purchaser.

11.3           Governing Law.  This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

11.4           Dispute Resolution.

(a)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties to such Dispute.  Such consultation shall begin immediately after any Party has delivered written notice to any Party to the Dispute requesting such consultation.

(b)            If the Dispute is not resolved within fifteen (15) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the “Arbitration Notice”).

(c)            The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be three (3) arbitrators.  The Purchaser shall choose one (1) arbitrator, the Covenantors shall collectively choose one (1) arbitrator and the two (2) arbitrators shall jointly select the third arbitrator who shall serve as the chairman of the arbitration tribunal.  If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

(d)            The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as administered by the Centre at the time of the arbitration.  However, if such rules are in conflict with the provisions of this Section 11.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.4 shall prevail.

(e)            The arbitrators shall decide any Dispute submitted by the Parties strictly in accordance with the substantive law of Hong Kong; provided that when the published laws of Hong Kong do not cover a certain matter, international legal principles and practices shall apply.

(f)            Each Party to the arbitration shall cooperate with the other Parties to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(g)            The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(h)            When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(i)            The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(j)            Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(k)            During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.5           Entire Agreement.  This Agreement, the Transaction Agreements, and any transaction agreement the execution of which is contemplated hereunder and thereunder and the schedules and exhibits hereto and thereto constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings or agreements with respect to the subject matter hereof and thereof.

11.6           Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth on Error! Reference source not found.B hereto, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth on Error! Reference source not found.B hereto; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the other Parties as set forth on Error! Reference source not found.B hereto with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the Party to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A Party may change or supplement the addresses given in Error! Reference source not found.B, or designate additional addresses, for purposes of this Section 11.6 by giving, the other Parties written notice of the new address in the manner set forth above.

11.7           Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of the Existing Shareholder and the Purchaser.  Any amendment or waiver effected in accordance with this Section 11.7 shall be binding upon all Parties hereto, and their respective permitted assigns.

11.8           Delays or Omissions.  No delay or omission in exercising any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to any Party shall be cumulative and not alternative.

11.9           Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

11.10          Survival of Representations and Warranties.  The representations and warranties of the Covenantors as set forth in EXHIBIT D shall be deemed being made as of the Effective Date and the Closing Date, and shall remain true, correct and effective within two (2) years after the Closing Date with respect to the facts and conditions existing as of the Effective Date and the Closing Date.

11.11           Language.  This Agreement has been executed in English and Chinese counterparts and the two language texts shall have equal validity and legal effect; provided that the Chinese version shall prevail whenever there is any discrepancy between the English and the Chinese versions.

11.12           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

PURCHASER:

EXECUTED AS A DEED

by ChinaCast Communication
Holdings Limited

and acting by Ron Chan

/s/ Ron Chan
Ron Chan
Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

EXISTING SHAREHOLDER:

EXECUTED AS A DEED

SIGNED, SEALED and DELIVERED

by Xie Jiqing (谢基庆)

the holder of the People’s Republic of China

ID Card No. XXXXX

/s/ Xie Jiqing
Xie Jiqing

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

EXECUTED AS A DEED

by East Achieve Limited

and acting by Xie Jiqing (谢基庆)

/s/ Xie Jiqing
Xie Jiqing
Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

EXECUTED AS A DEED

by Shanghai Xijiu Information
and Technology Co., Ltd.
上海西就信息技术有限公司

/s/ Song Hongtao
Song Hongtao
Legal Representative

Company Chop

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

EXECUTED AS A DEED

by China Lianhe Biotechnology Co., Ltd.
中国联合生物技术有限公司

/s/ Ai Luming
Ai Luming
Legal Representative

Company Chop

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

EXECUTED AS A DEED

by Lijiang College of
Guangxi Normal University
广西师范大学漓江学院

/s/ Du Wentao
Du Wentao
Legal Representative

Official Chop

LIST OF EXHIBITS

Exhibit A	Restated Articles

Exhibit B	Notice

Exhibit C	Disclosure Schedule

Exhibit D	Representations and Warranties of Covenantors

Exhibit E	Representation and Warranties of Purchaser

Exhibit F	Covenants of Covenantors

Exhibit G	Conditions to Purchaser’ Obligations at Closing

Exhibit H	Conditions to Existing Shareholder’s Obligations at Closing

EXHIBIT A

RESTATED ARTICLES

[Intentionally Omitted]

EXHIBIT B

NOTICE

For the purpose of the notice provisions contained in the Transaction Agreements, the following are the initial addresses of each party thereto:

In case of the Purchaser:

Address:	Suite 3316, 33/F One IFC, 1 Harbour View Street, Central, Hong Kong
Fax Number:	852-2811 2389
Attention:	Ron Chan

In case of the Existing Shareholder:

Address:	Suite 501, Tower A, Baishu Building, 1230 Zhongshan Beiyi Road, Shanghai, the PRC (中国上海市中山北一路1230号柏树大厦A幢501室)
Post Code:	200437
Fax Number:	86-21 65448399
Attention:	Xie Jiqing (谢基庆)

In case of the Group Companies:
Address:	Suite 501, Tower A, Baishu Building, 1230 Zhongshan Beiyi Road, Shanghai, the PRC (中国上海市中山北一路1230号柏树大厦A幢501室)
Post Code:	200437
Fax Number:	86-21 65448399
Attention:	Xie Jiqing (谢基庆)

EXHIBIT C

DISCLOSURE SCHEDULE

[Intentionally Omitted]

EXHIBIT D

REPRESENTATIONS AND WARRANTIES OF COVENANTORS

1.
Organization, Standing and Qualification. Each of the Group Companies is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any Transaction Agreement to which it is a party.  Each of the Group Companies is qualified or licensed to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified or licensed would have a Material Adverse Effect.  None of the Group Companies and the Existing Shareholder is in receivership or liquidation; no steps have been taken to enter into liquidation; and no petition has been presented for winding up any Group Company; and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of any Group Company or the Existing Shareholder.  Xijiu, Lianhe and the College has passed the annual inspection conducted by the competent registration or administration authorities each year since their establishment.

2.	Capitalization.

(a)	Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(i)	Shares. A total of 50,000 authorized Shares with par value of US$1.00 per share, of which 2Shares are issued and outstanding.

(ii)
Options, Warrants, Reserved Shares.  Except for the transactions contemplated by the Transaction Agreements, there are no subscriptions, options, warrants, conversion privileges, pre-emptive or other rights or Contracts with respect to the issuance of any shares of the Company or with respect to sale by the Existing Shareholder of the Purchased Shares.  No shares (including the Purchased Shares) of the Company’s outstanding share capital, or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

(b)
Xijiu’s Registered Capital.  Immediately prior to the Closing, the registered capital of Xijiu is US$1,000,000, all of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority.  The Company owns one hundred percent (100%) of the equity interest of Xijiu, which is free and clear of any Encumbrance.

(c)
Lianhe’s Registered Capital.  Immediately prior to the Closing, the registered capital of Lianhe is RMB132,000,000, all of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority.  Xijiu owns one hundred percent (100%) of the equity interest of Lianhe, which is free and clear of any Encumbrance.

(d)
College’s Operation Capital.  Immediately prior to the Closing, the operation capital of the College is RMB18,580,000, all of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority.  The College is jointly sponsored by Lianhe and Guangxi Normal University.  Lianhe contributed RMB18,580,000, representing one hundred percent (100%) of the operation capital of the College.  The sponsor’s interest of Lianhe is free and clear of any Encumbrance.

(e)
No Encumbrance. Except for the transactions contemplated under the Transaction Agreements, none of the Covenantors or any of their respective Affiliates is a party to any Contracts by which any of them is bound or obligated to transfer or assign or create any Encumbrance on any interest, economic or otherwise, in any equity interests of any Group Company to any Person.  Except for the Transaction Agreements, there is no other Contracts between or among the Existing Shareholder and/or any other shareholders of any Group Company with respect to the ownership or voting or Control of any Group Company.

3.
Subsidiaries; Group Structure. Except as specified in this Section 3 of EXHIBIT D, and subject to Section 3 of the Disclosure Schedule, no Group Company has any Subsidiary or presently own or Control, directly or indirectly, any interest in any other Person.  The Group Companies do not maintain any offices or branches or Subsidiaries except for the office at the College.

4.
Due Authorization.  All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Group Companies under this Agreement and any other agreements the execution of which is contemplated hereunder (together the “Transaction Agreements”), and (b) the authorization for transfer of all of the Purchased Shares under this Agreement has been taken or will be taken prior to the Closing.  Each of the Group Companies has all requisite power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party.  Each Transaction Agreement to which a Covenantor is a party is a valid and binding obligation of such Covenantor, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

5.	Clean Title.

(a)
The Existing Shareholder is the sole registered holder and beneficial owner of all the Purchased Shares, and owns all rights attaching to such interest, and is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of such Purchased Shares on the terms of this Agreement and free from any Encumbrance.

(b)
The issued and outstanding share capital of the Group Companies (including the Purchased Shares) are duly and validly authorized and issued, fully paid and nonassessable (and in case of Xijiu or Lianhe, its registered capital has been contributed in full,; in case of the College, its operation capital has been contributed).  All outstanding shares (including the Purchased Shares), options, warrants and other securities of the Company have been issued (and the transfer of Purchased Shares under this Agreement shall be) in full compliance with the requirements of all Applicable Laws, including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions, and the Company’s respective Constitutional Documents at the time of such issuance or transfer.

6.	Financial Statement.

(a)
Prior to the date of the Closing, the Group Companies have delivered to the Purchaser their consolidated financial statements and management accounts (including balance sheet, profit and loss statement, and cash flow statement) as of June 30, 2009 (collectively, the “Financial Statements”).

(b)	The Financial Statements have been prepared in accordance with PRC GAAP. None of the Group Companies has changed any of the accounting principles or practices used by it in the past.

(c)
The Financial Statements are accurate and complete in all material respects and present fairly the financial position of each Group Company as of the respective dates thereof and the results of operations of each Group Company for the periods covered thereby.  In particular, the Financial Statements reflect all debts, liabilities, and obligations of any nature whether due or to become due, (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) of the Group Companies as at June 30, 2009, and contain all necessary reserves, provisions and accruals in accordance with PRC GAAP.  The Financial Statements present an accurate picture of the net assets, financing and results of operations of the Group Companies taken as a whole in accordance with PRC GAAP as at June 30, 2009.

(d)
All transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by PRC GAAP and other applicable local accounting provisions and regulations.  As at June 30, 2009, the Group Companies have not incurred, assumed or guaranteed any liabilities or debts of any nature (whether due, fixed, contingent or otherwise) that were material to the business of any Group Companies and were not reflected or expressly provisioned against in the Financial Statements.

(e)
Except as set forth in the Financial Statements and in the Disclosure Schedule, (i) none of the Group Companies have any liability or obligation, absolute or contingent (individually or in the aggregate), or any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed or guaranteed; (ii) no Group Company is a guarantor or indemnitor of any liability, obligation or indebtedness of any Person, (iii) the Existing Shareholder is not a guarantor or indemnitor of any liability, obligation or indebtedness of any Group Company, and (iv) none of the Covenantors has pledged or created any Encumbrance over any of its interest in the securities of any Group Company.

(f)
As of the Effective Date and the Closing Date, the Company has the sole asset of long term investment in Xijiu, except for which it has no other assets or debts.  As of the Effective Date and the Closing Date, Xijiu has the sole asset of long term investment in Lianhe, except for which it has no other assets or debts.  As of the Effective Date and the Closing Date, Lianhe has the sole asset of long term investment in the College, except for which it has no other assets or debts.

7.
Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets, and none of its properties and assets is subject to any Encumbrance.  With respect to the properties and assets it leases, each Group Company is in compliance with each lease to which it is a party and such Group Company holds valid leasehold interests in such properties and assets.

8.	Status of Proprietary Assets.

(a)
Each Group Company (i) has independently developed and owns free and clear of any Encumbrance, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others.  Section 8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company.  Each of the Group Companies has taken all steps it reasonably considers necessary (including registrations with, or applications to register with, the appropriate Governmental Authority) to perfect or protect its actual and alleged Proprietary Assets and such Proprietary Assets are valid and enforceable.

(b)
There are no outstanding options, licenses, Contracts or rights of any kind granted by any Group Company or any other Person relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, Contracts or rights of any kind with respect to the Proprietary Assets of any other Person, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

(c)
No Covenantor has received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person, nor, to the best knowledge of the Covenantors is there any reasonable basis therefor.  To the best knowledge of the Covenantors, no other Person is infringing any Proprietary Assets of any Group Company.

(d)
None of the Existing Shareholder nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent the Existing Shareholder or such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company.  Neither the execution nor delivery of the Transaction Agreements, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the best knowledge of the Covenantors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is now obligated.  No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company.

9.	Material Contracts and Obligations.

(a)
All Contracts, indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound, that (i) are material to the conduct and operations of such Group Company’s business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology (except licenses granted in the ordinary course of business), other than agreements entered into by or on behalf of any Group Company in the ordinary course of business, are disclosed in Section 9 of the Disclosure Schedule and have been made available for inspection by the Purchaser and their counsel.  Such Contract, indebtedness, liabilities and obligations are valid and binding, in full force and effect and enforceable against such Group Company in accordance with its terms.  None of the Group Companies is not in default or breach under any of such Contract, indebtedness, liabilities and obligations.

(b)
For purposes of this Section 9 of the Disclosure Schedule, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$1,000,000 or that extend for more than one (1) year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not entering into in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses for commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect on any Group Company.

10.
Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (the “Action”) pending or, to the best knowledge of the Covenantors, currently threatened, against any of the Group Companies, any Group Company’s activities, properties or assets, or, to the best knowledge of the Covenantors, against any officer, director or employee of a Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken for or on behalf of, the Group Company or otherwise.  To the best knowledge of the Covenantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect on any Group Company.  None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

11.	Compliance with Laws; Consents and Permits.

(a)	None of the Group Companies is in violation of any Applicable Law in respect of its formation or the conduct of its business or the ownership of its properties.

(b)
All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority or any third party, which are required to be obtained or made by each Covenantor in connection with the consummation of the transactions contemplated under the Transaction Agreements shall have been obtained or made prior to and be effective as of the Closing.  Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, which are in full force and effect, and the absence of which would  reasonably be expected to have a Material Adverse Effect.  None of the Group Companies is in default under any of such franchise, permit, license or other similar authority.

(c)
The Existing Shareholder shall fully comply with all legal requirements with respect to his direct or indirect holding of the Purchased Shares or other equity interests in the Group Companies on a continuing basis, including but not limited to registering such shareholding with the SAFE, in a timely manner, as required under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents (《关于境内居民通过境外特殊目的公司境外融资及返程投资外汇管理有关问题的通知》) (the “SAFE Circular”) if it is applicable, and any other applicable requirements imposed by the PRC Governmental Authorities, and obtaining all necessary consents, approvals, permits and registrations in connection therewith.  Without limiting the generality of the preceding sentence, the Existing Shareholder shall have filed for registration and received approvals from the SAFE Shanghai Branch pursuant to the SAFE Circular and other relevant circulars issued by the SAFE prior to the Closing Date in relation to the holding of equity interest of the Existing Shareholder and his direct or indirect holding of the Purchased Shares and other equity interests in the Group Companies.

(d)
For purposes of this subsection, “Government Official” means (i) a governmental official or (ii) an officer, employee or Person acting in an official capacity for or on behalf of a government, Governmental Authority or public international organization.  No Covenantor or any director, officer, agent, employee or representative or any other Person associated with or acting for or on behalf of the foregoing has (A) offered to pay, paid, promised to pay, or authorized the payment of any money, or (B) offered to give, given, promised to give, or authorized the giving of any gift, to any Government Official or political party or official thereof or any candidate for political office (or a Person that a Covenantor would reasonably expect to deliver such money or gift to a Government Official or political party or official thereof or any candidate for political office) for the purpose of:

(i)
(x) influencing any act or decision of such Government Official or political party or official thereof or any candidate for political office, (y) inducing a Government Official or political party or official thereof or any candidate for political office to do or omit to do any act in violation of the lawful duty of such Government Official or political party or official thereof or any candidate for political office, or (z) securing any improper advantage; or

(ii)
inducing such Government Official or political party or official thereof or any candidate for political office to use his or her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to help a Covenantor obtain, retain business for or with, or direct business to the Covenantor.

12.
Non-Contravention.  None of the Group Companies or the Existing Shareholder is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of (a) any term of the Constitutional Documents of such Group Company, or (b) in any material respect any term or provision of any Contract to which such Group Company or the Existing Shareholder is a party or by which it may be bound (the “Group Company Contracts”) or (c) any provision of any judgment, decree, order or Applicable Law applicable to or binding upon such Group Company or the Existing Shareholder.  None of the activities, Contract, or rights of any Group Company or the Existing Shareholder is ultra vires or unauthorized.  The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in any such violation, breach or default, or conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents of any Group Company or any Group Company Contract, or a violation of any Applicable Law, or an event which results in the creation of any Encumbrance (or any obligation to create any Encumbrance) upon any asset of any Group Company or the Existing Shareholder.

13.
Disclosure.  Each of the Covenantors has provided the Purchaser with all the information that the Purchaser have requested for deciding whether to purchase the Purchased Shares and all information that each of the Covenantors believes is reasonably necessary to enable the Purchaser to make such decision.  No representation or warranty by the Covenantors in the Transaction Agreements and no information or materials provided by the Covenantors to the Purchaser in connection with the negotiation or execution of the Transaction Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, including without limitation the Financial Statements and any information contained therein.

14.
Registration Rights.  Except as provided in the Transaction Agreements, none of the Covenantors has granted or agreed to grant any Person any registration rights with respect to, nor is the Company obliged to list or register, any of the Company’s shares or the equity interests of Xijiu or Lianhe on any securities exchange.

15.
Activities Since Financial Statements.  Since the date of the Financial Statements (i.e. June 30, 2009), (a) each Group Company has conducted their respective businesses in ordinary course, in substantially the same manner in which they had been previously conducted, (b) there has been no event or condition of any character which might have a Material Adverse Effect on any Group Company, and (c) there has been no material adverse changes regarding the financial positions of each Group Company as compared to their respective financial positions as of June 30, 2009.

16.	Tax Matters.

(a)
Each of the Group Companies has timely filed all tax returns and reports as required by Applicable Law.  Such tax returns and reports are true and correct in all material respects.  All taxes actually assessed against each of the Group Companies (whether or not shown on any tax return or report) have been paid on or prior to the due date for such taxes.  None of Group Companies is currently the beneficiary of an extension of time within which to file any tax return or report with any applicable taxing authority.

(b)
There has been no deficiency for taxes assessed against any of the Group Companies by any taxing authority and no circumstances exist, to the knowledge of the Covenantors that would reasonably be expected to cause any Group Company to be assessed for a material tax deficiency.

(c)
Before the Third Payment, the College shall not be responsible for any income tax, profit tax or other similar taxes or expenses.  In case of any breach of this section and the College is required by competent Government Authorities to pay any taxes or incurs any Losses as a result a punishment, the Purchaser is entitled to deduct the amounts equivalent to such taxes or Losses from the Third Payment.  The Existing Shareholder shall indemnify the Purchaser against the actual taxes and Losses if the actual taxes and Losses exceed the Third Payment.

17.	Interested Party Transactions.

Each of the Covenantors jointly and severally covenant (and shall procure each of the other Group Companies to covenant) to the Purchaser that:

(a)
None of the Existing Shareholder or the officer, employee or director of a Group Company, or any Affiliate or Associate of any such Person has any Contract, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

(b)
Neither any officer, employee or director of a Group Company, nor any Affiliate or Associate of any such Person has any direct or indirect ownership interest in any firm or corporation with which a Group Company or Existing Shareholder is affiliated or with which a Group Company or Existing Shareholder has a business relationship, or any firm or corporation that competes with a Group Company.  Neither any Existing Shareholder nor any of his or her Affiliate or Associate has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company (other than other Group Companies).

(c)
None of the the Existing Shareholder or the officer, employee or director of a Group Company, or any Affiliate or Associate of any such Person has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected (other than those Contracts contemplated in the Transaction Agreements).

(d)	All transactions entered or to be entered into by any Group Company shall be “arm-length” transactions.

18.
Employee Matters.  Each Group Company has complied in all material aspects with all applicable employment and labor laws.  To the best knowledge of the Covenantors, none of the Group Company’s officers or key employees intends to terminate his or her employment with such Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee.  None of the Group Companies is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.  Unless disclosed in Section 18 of the Disclosure Schedule, neither the Existing Shareholder nor the key employees of any Group Company are involved in any daily business, operation, management and administration of any entity other than the Group Companies.  Each of the key employees of the Group Companies and the Existing Shareholder has devoted his/her full business efforts and time to the Group Companies, and the performance of his/her duties to the Group Companies will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which he/she is a party or is otherwise bound.

19.
No Other Business.  The Company was formed solely to acquire and hold an equity interest in Xijiu.  Since its formation, the Company has not been engaged in any other business and, subject to Section 6 of EXHIBIT D, has not incurred any liability.  Xijiu’s original business has been ceased or sold.  Since the Effective Date, the sole purpose of Xijiu is to acquire and hold an equity interest in Lianhe and it has not engaged in any other business and, subject to Section 6 of EXHIBIT D, has not incurred any liability.  Lianhe’s original business has been ceased or sold.  Since the Effective Date, the sole purpose of Lianhe is to acquire and hold the sponsor’s interest in the College and it has not engaged in any other business and, subject to Section 6 of EXHIBIT D, has not incurred any liability.  Since the establishment, the College is engaged solely in the College Principal Business and has no other activities.

20.
Financial Advisor Fees.  There exists no Contract between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

21.	Other Representations and Warranties Relating to Xijiu, Lianhe and the College.

(a)
The Constitutional Documents and certificates and related contracts and agreements of each of Xijiu, Lianhe and the College are valid and have been duly approved or issued (as applicable) by the competent PRC Governmental Authorities.

(b)
All consents, approvals, authorizations or licenses required under PRC Applicable Law for the due and proper establishment and operation of each of Xijiu, Lianhe and the College have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect and have passed the annual inspection or other examinations required by Applicable Laws.

(c)
All filings and registrations with the PRC Governmental Authorities required in respect of each of Xijiu, Lianhe and the College and its operations, including but not limited to the registrations with the commerce administrations, the industry and commerce administration, the administration foreign exchange administrations, education administrations, institution administrations, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC Applicable Laws and are in full force and effect and have passed the annual inspection or other examinations required by Applicable Laws..

(d)
The registered capital of each of Xijiu and Lianhe and the operation capital of the College have been fully paid up.  The Company legally holds and beneficially owns hundred percent (100%) of the equity interest in Xijiu, free from any Encumbrance.  Xijiu legally holds and beneficially owns hundred percent (100%) of the equity interest in Lianhe, free from any Encumbrance.  The College is jointly sponsored by Lianhe and Guangxi Normal University.  Lianhe contributed RMB18,580,000, representing one hundred percent (100%) of the operation capital of the College.  The sponsor’s interest of Lianhe is free and clear of any Encumbrance.  There are no outstanding rights, or commitments made by Xijiu, Lianhe and the College to sell any of its equity interest or sponsor’s interest.

(e)
None of Xijiu, Lianhe and the College is  in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)
Each of Xijiu, Lianhe and the College has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance in all material aspects with all Applicable Law and with all requisite licenses, permits and approvals granted by the competent PRC Governmental Authorities.

(g)
In respect of approvals, licenses or permits requisite for the conduct of any part of the business of Xijiu, Lianhe and the College which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental Authorities.

(h)
With regard to employment and staff or labor management, each of Xijiu, Lianhe and the College has complied with all PRC Applicable Laws in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)
The College has been conducting the adjustment required by Applicable Laws (including without limitation, the Measures for Establishment and Administration of Independent College (《独立学院设置与管理办法》) promulgated by the Ministry of Education of the PRC as of April 1, 2008) and will apply for examination and acceptance to competent Government Authorities within the period specified under the Applicable Laws.

(j)
The College has lawful title to its properties and assets (including without limitation, the land use rights, buildings and other real estates or movable properties) and lawfully obtained the land use right certificate, building ownership certificate and other title certificates.  Any of its properties or assets is free and clear of any Encumbrance.  Especially,

(1)
With respect to the land registered in the Land Use Right Certificate with code No. of Gui Shi Guo Yong (2007) No. 000307(桂市国用（2007）第000307号), the College has obtained the Land Allocation Decision issued by competent Government Authority;

(2)
With respect to the land with an area of 25.0113 hectare approved under the Approval on the Construction Land for the Yanshan Campus Project of the College (《关于广西师范大学漓江学院雁山校区项目建设用地的批复》) with code No. of Gui Zheng Tu Pi Han 2005 No.142 （桂政土批函[2005]142号） issued by Guangxi Government as of November 17, 2005, the College has lawfully obtained the governmental approval for the alteration of agricultural land, expropriation and reoccupation.  The relevant expropriation and removal have been lawfully conducted and the College has paid in full the payable compensation and settlement fees.

(3)
With respect to the transfer of the state-owned allocation land under the Agreement for Transfer of State-Owned Allocation Land entered into between the College and Yanshan Town Government of Guilin Yanshan District as of September 6, 2006, the effective approvals of competent Government Authorities have been lawfully obtained and the transfer price thereof and relevant taxes has been paid in full.

(4)
The College has paid in full the expropriation and removal fees specified under the Expropriation Agreement entered into between the College and Guilin Yanshan District Government as of January 10, 2006;

(5)
The College has entered into a Removal Compensation and Settlement Agreement with Liu Shaifu (刘筛付), Liu Tianxi (刘天息) and Liu Yunfu (刘运付) and paid in full the removal compensation fees and expenses in accordance with such agreement and the Removal Compensation and Settlement Plan Regarding the Removed Buildings of Liu Shaifu, Liu Tianxi and Liu Yanfu Located at Sanhe Villiage and Xilong Village of Yanshan Town(《雁山镇三合村委西龙村的刘筛付、刘天息和刘运付的被拆迁房屋拆迁补偿安置方案》) issued by Yanshan District Administrative Center Project Instruction Department as of June 3, 2007;

(6)
The College has entered into a Compensation Agreement Regarding the Land Affixtures with Guilin Armed Police Detachment and paid in full the removal compensation fees and other relevant fees under such agreement.

(7)
The College has entered into a Removal Compensation and Settlement Agreement with Liu Yundi (刘元第) and paid in full the removal compensation fees and other relevant fees in accordance with such agreement and the Land Affixtures Allowance Form (《广西师大漓江学院征收社门村集体土地地上附属物补贴表》) issued by Construction Instruction Department of the College as of April 10, 2008;

22.
Minute Books.  The internal records of each Group Company contain a complete summary of all material meetings and actions taken by directors and equity interest holders of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

23.	Restructuring.

(a)
The Restructuring has been duly completed prior to the Effective Date, to the satisfaction of each Purchaser, and none of the Covenantors is in default or breach under any Contract relating to or in connection with such Restructuring, which are still valid and binding, in full force and effect and enforceable against such Covenantor in accordance with its terms.

(b)
All permits, authorizations, approvals or consents of any Governmental Authority or regulatory body or other Person required in connection with the completion of such Restructure shall have been obtained.

(c)
The Restructuring is or will be in no violation, breach or default of (a) any term of the Constitutional Documents of such Group Company, or (b) in any material respect any term or provision of any Contract to which such Group Company or the Existing Shareholder is a party or by which it may be bound, or (c) any provision of any judgment, decree, order or Applicable Law applicable to or binding upon such Group Company or the Existing Shareholder.  Without limiting the generality of the forgoing, Xijiu’s purchase of all equity of Lianhe does not violate the Provisions on the Takeover of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》, NO. 6 [2009] Decree of the Ministry of Commerce of the PRC).

(d)
With respect to the disposal of Tianfeng Equity, (i) Lianhe has entered into a Equity Transfer Agreement for the transfer of Tianfeng Equity with Wuhan Humanwell; (ii) Lianhe has passed the shareholders’ meeting resolutions and the board of directors resolutions to approve the execution and delivery of such Equity Transfer Agreement and the transfer of Tianfeng Equity; (iii) CSRC has accepted the application for the transfer of Tianfeng Equity and started the approval procedure; (iv) Lianhe has forfeited the voting rights and the right to pledge concerning the Tianfeng Equity since the Effective Date.

EXHIBIT E

REPRESENTATIONS AND WARRANTIES OF PURCHASER

1.
Due Organization.  The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment.

2.
Authorization. The Purchaser has all requisite power, authority and capacity to enter into the Transaction Agreements to which it is a party, and to perform its obligations hereunder and thereunder.  Each Transaction Agreements to which it is a party has been duly authorized, executed and delivered by the Purchaser.  Each Transaction Agreements to which it is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies.

3.
Purchase for Own Account. The Purchased Shares will be acquired for the Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

EXHIBIT F

COVENANTS OF COVENANTORS

1.
Corporate Actions.  Except as required by this Agreement, no resolution of the directors, owners, or shareholders of any of the Group Companies shall be passed, nor shall any Contract be entered into, in each case, prior to the Closing without the prior written consent of the Purchaser, except that each of the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into Contracts for so long as they are effected in the ordinary course of business.

2.
Conduct of Business.  Between the Effective Date and the Closing Date, each Group Company shall conduct its respective business in the ordinary course, unless otherwise contemplated by the Transaction Agreements.

3.
Notice of Changes.  Between the Effective Date and the Closing Date, if any of the Covenantors becomes aware of any fact or event that would cause the representations and warranties of the Covenantors set forth in EXHIBIT D to (a) fail to be true and correct in all material respects, or (b) be materially misleading, such Covenantor shall give immediate written notice thereof to the Purchaser in which event the Purchaser may within fifteen (15) Business Days after receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Purchaser may have under this Agreement or Applicable Law.  In such case, each of the Covenantors shall jointly and severally indemnify the Purchaser against all Losses incurred by them in connection with the negotiation, preparation and termination of the Transaction Agreements.

4.
Further Assurance.  From the Effective Date, each of the Covenantors shall jointly and severally (a) cooperate with the Purchaser to provide all due diligence requested by the Purchaser; (b) take all necessary or appropriate corporate and other actions to consummate the transactions contemplated by this Agreement and by other Transaction Agreements, including the satisfaction of the closing conditions set forth in any Transaction Agreement; and (c) do and perform, or cause to be done and performed, all such further acts, and execute and deliver all such other agreements, certificates, instruments and documents required to give effect to the terms and intent of this Agreement and other Transaction Agreements.

5.
Non-Compete Covenants.  From the Closing Date, the Existing Shareholder shall not, and shall procure none of his or her or its Affiliate or Associate will, directly or indirectly, either by himself or herself or itself or in conjunction with or through any other Person, engage or participate in or be connected with or be interested in any business competing with the business of any Group Company.

6.	Fulfillment of Closing Conditions. Each of the Covenantors shall use their best efforts to fulfill each of the closing conditions set forth in Section 7.1 of this Agreement.

7.
Institutional Legal Person Certificate.  Prior to the date of the Third Payment, the Existing Shareholder is responsible for obtaining and providing to the Purchaser the most recent Institutional Legal Person Certificate of the College, the form and content of which are to the satisfaction of the Purchaser.  The duration of such certificate shall be prolonged as required by the Purchaser and Lianhe shall be registered as the sponsor of the College.

8.
Tianfeng Equity.  From the Effective Date, the Existing Shareholder shall do its best to dispose of the Tianfeng Equity and guarantee that Lianhe will not own any interest with respect to Tianfeng Equity from the Closing Date.  From the Effective Date, Lianhe shall forfeit the voting rights and the right to pledge concerning Tianfeng Equity.

EXHIBIT G

CONDITIONS TO PURCHASER’ OBLIGATIONS AT CLOSING

1.
Representations and Warranties. The representations and warranties made by the Covenantors in EXHIBIT D hereof shall be true and correct and complete in all respects, as of the Effective Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date.

2.
Performance of Obligations.  Each of Covenantors shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before the Closing.  The Existing Shareholder and the Company shall have delivered each of the items that are required to be delivered by it under Section 4 of this Agreement.

3.
Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated under this Agreement and other Transaction Agreements and all documents and instruments incident to such transactions shall be completed and reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.  Without limiting the generality of the foregoing, (a) the Company shall deliver to the Purchaser a certified true copy of the written resolutions of the director and of sharholder of the Company approving, among other things, (i) the execution and performance of the Transaction Agreements to which the Company is a party; (ii) the entry of the Purchaser as a member of the Company in respect of the Purchased Shares in its register of members; and (iii) the transfer of the Purchased Shares under this Agreement, and (b) each of Xijiu, Lianhe and the College shall deliver to the Purchaser a certified true copy of the written resolutions or minutes of meeting of the board of directors and of the shareholders, among other things, the execution and performance of the Transaction Agreements to which it is a party.

4.	No Material Adverse Effect. Since the Effective Date, no Group Company has suffered a Material Adverse Effect.

5.
Compliance Certificate.  Each of the Covenantors shall deliver to the Purchaser a certificate, dated the Closing Date, signed by the Existing Shareholder, the director of the Company, the legal representative of each of Xijiu, Lianhe and the College, certifying that conditions set forth in this EXHIBIT G have been fulfilled.

6.	Execution of Transaction Agreements. Each party (other than the Purchaser) to the Transaction Agreements shall have duly executed and delivered to the Purchaser each of the Transaction Agreements.

EXHIBIT H

CONDITIONS TO EXISTING SHAREHOLDER’ OBLIGATIONS AT CLOSING

1.
Representations and Warranties.  The representations and warranties of the Purchaser contained in EXHIBIT E hereof shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

2.	Execution of Transaction Agreements. The Purchaser shall have executed and delivered to the Company the relevant Transaction Agreements to which it is a party.